Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 26, 2005 (the “Effective Date”), is by and between Isolagen, Inc., a Delaware corporation (together with its subsidiaries, the “Company” or “Isolagen”), and Susan Stranahan Ciallella, an individual residing in Pennsylvania (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to serve the Company as its General Counsel, Executive Vice President and Secretary; and

WHEREAS, the Company desires to employ Executive as its General Counsel,Executive Vice President and Secretary;

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Executive hereby agree as follows:

1.                                       Term of Employment; Office and Duties.

(a)                                  Commencing on or about April 28, 2005 (the “Employment Date”), and for an initial term ending April 28, 2008, the Company shall employ the Executive as a senior executive of the Company with the title of General Counsel, Executive Vice President and Secretary.  As General Counsel and Executive Vice President, Executive shall be the Company’s chief legal officer and shall perform all duties and responsibilities which are consistent with the positions and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Executive by the Board of Directors or the Chief Executive Officer.  Executive shall report to the Chief Executive Officer of the Company and to the Board of Directors.  Executive shall also perform the duties and responsibilities of the Secretary as set forth in the Bylaws of the Company.  Executive agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement.  This Agreement shall be automatically renewed for an additional one (1) year term unless the Company notifies the Executive  one year  prior to the expiration of the Agreement of the Company’s  intention not to renew the Agreement.

(b)                                 The Executive shall devote substantially all of her working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time required:  (i) for serving as a director or officer of any organization or entity not in a competing business with the Company, and any other businesses in which the Company becomes involved; (ii) delivering lectures, writing articles or books, or fulfilling speaking engagements;  or (iii) engaging in charitable and community activities provided that such activities do not interfere with the performance of her duties hereunder.

(c)                                  The Board of Directors shall appoint Executive to serve on the Board of directors within thirty (30) days of the Employment Date and shall nominate Executive to serve the Board of Directors during the Term of this Agreement.

2.                                       Compensation and Benefits.

For all services rendered by the Executive in any capacity during the period of Executive’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date, the Executive shall be compensated as follows:

(a)                                  Base Salary.  The Company shall pay the Executive a fixed salary (“Base Salary”) at a rate of Four Hundred Thousand Dollars ($400,000) per year.  The Board of Directors may periodically review the Executive’s Base Salary and may determine to increase (but not decrease) the Executive’s salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate.  Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b)                                 Bonus.  Executive shall be entitled to a one-time bonus in the amount of $100,000, payable to Executive within thirty (30) days of her commencement of service as General Counsel, Executive Vice President and Secretary.  Beginning in fiscal year 2005, Executive will also be entitled to receive an annual bonus (the “Annual Bonus”) with the 2005 Annual Bonus being prorated for the period of employment in that year, payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year.   The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria, established with respect to the ensuing fiscal year, within thirty (30) days of the end of each fiscal year.  Criteria for the Annual Bonus for 2005 (prorated) and 2006 (full year) shall be agreed upon prior to or within thirty (30) days after the execution of this Agreement.  The Compensation Committee may also consider other more subjective factors in making its determination.  The targeted amount of the Annual Bonus shall be 40% of the Executive’s base salary. The actual Annual Bonus for any given period may be higher or lower than 40%.  For any fiscal year in which Executive is employed for less than the full year,   Executive shall receive a bonus which is prorated based on the number of full months in the year which are worked.

(c)                                  Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i)                                     The Executive shall be entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs offered to all employees of the Company, as well as to the key executive employees of Company, including a Section 401(k) and retirement plan of the Company as may be established from time to time by the Board of Directors, subject to the rules and regulations applicable thereto.  At the Executive’s option, in lieu of providing group medical benefits, the Company will reimburse the Executive for health insurance premium payments made pursuant to COBRA by the Executive under her existing group medical coverage (currently $970 per month).    Upon termination of Executive’s group coverage under COBRA, she shall have the option of enrolling in the Company’s group plan or converting her prior coverage to an individual policy, at which time the Company would reimburse her for an amount equal to its monthly cost of covering Executive under its plan, and Executive would pay any additional amounts necessary to provide individual coverage.    In addition, the Executive shall be entitled to the following benefits:

(ii)                                  Contemporaneous with the execution of this Agreement, the Executive will be granted  a non-qualified stock option  (the “Employment Option”) to purchase 300,000 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) with an exercise price per share equal to the average closing transaction price on the Effective Date, which is the date of the grant.  In the Company’s discretion, the Employment Option may be issued pursuant to the Company’s existing stock option plans or apart from those plans.  The term of the Employment Option will be for a period of ten (10) years from the date of grant.  One third of the shares eligible for purchase under the Employment Option shall vest on each of the first, second and third anniversaries of the Employment Date provided that Executive continues to be employed by the Company; provided further, however, that if Executive’s employment with the Company is terminated (i) without “Cause” or (ii) ”For Good Reason,” all unvested portions of the Employment Option shall vest immediately upon such termination.

(iii)                               The vesting of the Employment Option and the Additional Employment Option shall accelerate and vest immediately upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company.

(d)                                 Withholding and Employment Tax.  Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(e)                                  Disability.  The Company shall provide the Executive with a policy of disability insurance benefits of at least sixty percent (60%) of her gross Base Salary per month.   To the extent permitted by the Company’s existing disability policy, the Executive’s disability policy will be a portable policy.  The Executive agrees to pay for any additional premium payments resulting from providing a portable policy (in comparison to a group policy) and further agrees to have the additional premium payments deducted from her pay.   In the event of the Executive’s Disability (as hereinafter defined), the Executive and her family shall continue to be covered by all of the Company’s life, medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for the lesser of the term of such Disability (as hereinafter defined) or eighteen (18) months, in accordance with the terms of such plans.

(f)                                    Death.  The Company shall provide the Executive with a policy of term life insurance benefits in the amount of at least One Million Dollars ($1,000,000). To the extent permitted by the Company’s existing life insurance policy, the Executive’s life insurance policy will be a portable policy.  The Executive agrees to pay for any additional premium payments resulting from providing a portable policy (in comparison to a group policy) and further agrees to have the additional premium payments deducted from her pay.    In the event of the Executive’s death, the Executive’s family shall continue to be covered by all of the Company’s medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for eighteen (18) months following the Executive’s death in accordance with the terms of such plans.

(g)                                 Vacation.  Executive shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

(h)                                 Malpractice Insurance.  The Company shall provide malpractice insurance in an amount to be agreed upon by the parties, but in any event a commercially reasonable amount consistent with the Company’s insurance practices generally.

3.                                       Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of her duties under this Agreement travel to the Company’s various offices and facilities in the United States and abroad, reimbursement for attending out-of-town meetings of the Board of Directors, and such other travel as may be required or appropriate in Executive’s discretion, consistent with duly approved Company budgets, to fulfill the responsibilities of her office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.  The Company shall pay to Executive a non-accountable automobile allowance of seven hundred ($700) dollars per month for all expenses incurred by the Executive for Executive’s automobile (including lease payments, insurance, maintenance, and gasoline).  The Company shall also pay or reimburse Executive for all membership fees and dues in appropriate professional associations and organizations utilized by Executive in the course of her service for the Company including expenses of bar membership and Continuing Legal Education, as well as all expenses incurred by the Executive for Executive’s cellular telephone and portable text messaging including monthly service charges, equipment maintenance and all other ancillary charges including, but not limited to, text messaging, paging, and wireless communications.

4.                                       Termination of Employment.

Notwithstanding any other provision of this Agreement, Executive’s employment with the Company may be terminated upon written notice to the other party as follows:

(a)                                  By the Company, in the event of the Executive’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined).  For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against  Executive on charges involving criminal fraud or embezzlement; (ii) the conviction of Executive of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Executive, which act or acts constitute a felony; (iii) Executive negligently or knowingly having  caused the Company  to violate the Company’s Bylaws; (iv) Executive having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company including with respect to any valid contract to which the Company is a party; (v) Executive having committed acts or omissions constituting a breach of

Executive’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured or substantially cured to the satisfaction of the Board of Directors of the Company in a reasonable time, which time shall be at least 30 days from receipt of written notice from the Company of such material breach; or (vi) Executive having committed acts or omissions constituting a material breach of this Agreement which are not cured or substantially cured to the satisfaction of the Board of Directors of the Company in a reasonable time, which time shall be at least 30 days from receipt of written notice from the Company setting forth with specificity the particulars of any such material breach as well as the corrective actions required; (vii) Executive’s suspension, disbarment or loss of her license to practice law  provided that the same is not cured or substantially cured to the satisfaction of the Board of Directors of the Company in a reasonable time, which time shall be at least 30 days from receipt of notification of the suspension, disbarment or loss of license to practice law (except in the case of a suspension for administrative reasons, in which case Executive shall have a reasonable time to cure the suspension).  A determination that Cause exists as defined in clauses (iv), (v), or (vi) (as to this Agreement) of the preceding sentence shall be made by at least a majority of the members of the Board of Directors.  For purposes of this Agreement, “Disability” shall mean the inability of Executive, in the reasonable judgment of a physician jointly appointed by the Executive and Board of Directors, to perform, even with  reasonable accommodation, her duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days.  The Company shall by written notice to the Executive specify the event relied upon for termination pursuant to this Section 4(a), and Executive’s employment hereunder shall be deemed terminated as of the date of such notice.  In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Executive under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Executive under this Agreement, and any and all options granted hereunder shall terminate according to their terms.  In the event of a termination due to Executive’s Disability or death, the Company shall comply with its obligations under Sections 2(e) and 2(f).

(b)                                 By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for the longer of the remaining term through April 28, 2008 if this Agreement has not been automatically renewed or April 28, 2009 if this Agreement has been automatically renewed or twelve months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination.  The Termination Payments shall be made regardless of Executive’s subsequent re-employment as long as any new employment is not in violation of Sections 5 or 6 of this Agreement.

(c)                                  By the Executive for “Good Reason,” (as the Executive shall reasonably determine in good faith) which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of the Company fails to appoint or reappoint the Executive  or removes the Executive from the title and/or office of Executive Vice President and General Counsel of the Company or from any successor entity operating the Company; (ii) if the Company’s Board of Directors or that of any successor entity of the Company fails to appoint the Executive to serve on the Board of Directors within thirty (30) days of the Employment Date or fails to renominate the Executive to serve on the Board of Directors; (iii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the General Counsel and Executive Vice President of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Executive shall act within 30 days of becoming aware of any such diminution in the scope of her duties, responsibilities, authority or position;  (iv) if the Company shall breach or shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; (v) if the Board of Directors requires Executive without her express written consent to relocate to any area outside a thirty-five (35) mile radius of Kennett Square, Pennsylvania, (vi) upon a change in control of the Company or within twelve (12) months of any such change in control (for these purposes the term “change in control” shall have the meaning set forth in Rule 405 of the Securities Act of 1933), or within twelve (12) months of a sale of substantially all of the assets of the Company or the merger out of existence of the Company.   In the event of any termination for “Good Reason” under this Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments, as defined in (b) of this Section 4, to Executive, when, as and if such payments would have been made in the absence of Executive’s termination.

(d)                                 During any period in which Executive is obligated not to compete with the Company pursuant to Section 5 hereof (unless Executive was terminated for Cause as defined herein), Executive and her family shall continue to be covered by the Company’s life, medical, health and death plans.  Such coverage shall be at the Company’s expense to the same extent as if Executive were still employed by the Company.  In the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Executive the pro-rata share of her annual bonus, to the extent one is awarded by the Compensation Committee the consideration of which shall be taken in good faith, giving a full month’s credit for any partial month worked in that bonus year.   Additionally, in the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Executive, at the Company’s expense, outplacement services of a nature customarily provided to a senior executive.  Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 4(d) shall remain in effect no longer than the term of the Termination Payments.

(e)                                  In the event that any amounts payable and/or any benefits provided to the Executive under the terms of this Agreement and/or under any other plan, agreement or arrangement by which she is to receive payments or benefits in the nature of compensation would constitute “excess parachute payments” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulations promulgated pursuant thereto, then the amounts payable under the terms of this Agreement and/or under any other plan, agreement or arrangement shall be reduced so that no payments are deemed “excess parachute payments.”  Any decisions regarding this requirement or implementation of reductions shall be made by tax counsel selected by the Company.

(f)                                    If any payment to Executive under the terms of this Agreement is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Code, such payment shall be delayed until the date that is six months after the date of Executive’s separation from service with the Company, so as to comply with the special rule for certain “specified employees” set forth in Code Section 409A(a)(2)(B)(i) unless it is determined that immediate distribution is permissible (and does not trigger any additional tax liability pursuant to Code Section 409A(a)(l)) pursuant to Code Section 409A(a)(2)(A)(v) by reason of being payable in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial position of the assets of the Company.

5.                                       Non-Competition.

During the period of Executive’s employment hereunder and during the period, if any, during which payments are required to be made to the Executive by the Company pursuant to Sections 4(b) or 4(c), the Executive shall not, within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a fifty (50) mile radius of any such state, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in by the Company (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing).  The foregoing sentence shall not prevent Executive from practicing in a law firm which represents a client which performs business engaged in by the Company as long as Executive herself provides no legal services, directly or indirectly to the client which performs business engaged in by the Company.  The term “business engaged in by the Company” shall mean the development and commercialization of autologous fibroblast system technology for application in, among other therapies, dermatology, surgical and post-traumatic scarring, skin ulcers, cosmetic surgery, periodontal disease,  reconstructive dentistry, vocal chord injuries, urinary incontinence, and digestive and gastroenterological disorders and other applications relating to the market for autologous fibroblast or UMC cells and the five derivative cell lines: osteoblast, chondroblast, fibroblast, adipocyte, and neuroectoderm.  Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5.  At the option of Executive, Executive’s obligations under this Section 5 arising after the termination of Executive shall be suspended during any period in which the Company fails to pay to her Termination Payments required to be paid to her pursuant to this Agreement.  The provisions of this Section 5 are subject to the provisions of Section 14 of this Agreement.

6.                                       Inventions and Confidential Information.

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.  The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries.  The Executive acknowledges that the proprietary information, observations and data obtained by her while employed by the Company concerning the business or affairs of the Company are the property of the Company.  By reason of her being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States.  For purposes of this Section 6, “Company” shall mean the Company and each of its controlled subsidiaries.  Therefore, subject to the provisions of Section 14 hereof, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i)                                     During the period of Executive’s employment with the Company and thereafter, the Executive will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products. “Confidential Information” shall include commercial or trade secrets about Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, or financial and business records, any of which contains proprietary information created or acquired by the Company and which information is held in confidence by Company. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

(ii)                                  During the period of Executive’s employment with the Company and for twelve (12) months thereafter, (a) the Executive will not directly or indirectly through another entity induce  any employee of the Company to leave the Company’s employ (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof or (b) tortiously interfere with the Company’s business relationship with  any customer, supplier, licensee, licensor or other business relation of the Company.

7.                                       Indemnification.

The Company will indemnify (and advance the costs of defense of) and hold harmless the Executive (and her legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers, against all judgments, damages, liabilities, costs, charges and expenses whatsoever incurred or sustained by her or her legal representative in connection with any action, suit or proceeding to which she (or her legal representatives or other successors) may be made a party by reason of her being or having been an officer of the Company or any of its subsidiaries except that the Company shall have no obligation to indemnify Executive for liabilities resulting from conduct of the Executive with respect to which a court of competent jurisdiction has made a final determination that Executive committed gross negligence or willful misconduct.

8.                                       Litigation Expenses.

In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the losing party shall reimburse the prevailing party for all of her/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, her/its reasonable attorneys’ fees and expenses.

9.                                       Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Executive and her heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

10.                                 Survival of Obligations.

Sections 4, 5, 6, 7, 8, 9, 11, 12 and 14 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

11.                                 Executive’s Representations.

The Executive hereby represents and warrants to the Company that to the best of her knowledge: (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Executive hereby acknowledges and represents that she has consulted with legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

12.                                 Company’s Representations.

The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound; (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms; and (iii) the Company’s representations made by the Board of Directors and members of senior management prior to the execution of this Agreement regarding the science, business or fiscal propriety of the Company are accurate in all material respects

13.                                 Enforcement.

Because the Executive’s services are unique and because the Executive has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

14.                                 Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.  In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each and every state of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.  If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

15.                                 Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and thereof.  This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

16.                                 Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b)	To the Executive:

	Isolagen		Susan Stranahan Ciallella
	102 Pickering Way		107 Stonepine Drive
	Suite 200		Kennett Square, PA 19348
Exton, PA 19341

and/or to such other persons and addresses as any party shall have specified in writing to the other.

17.                                 Assignability.

This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties.  In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

18.                                 Governing Law.

This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

19.                                 Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.  Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

20.                                 Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

ISOLAGEN, INC.

By

EXECUTIVE:

Susan Stranahan Ciallella